CONSULTING AGREEMENT

Effective February 25, 2009, Burkland Consulting, Inc. (“Consultant”) and BAETA Corp (“Company”) agree as follows:

1.           Services and Payment.  Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A.  As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2.           Ownership; Rights; Proprietary Information; Publicity.

A.          Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company.  Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company.  Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.  Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

B.           Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains during the period over which Consultant is to be providing Services that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant.  Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

C.           As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing Services (i) and for one year thereafter, Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

D.           To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, Company may and is hereby authorized to use Consultant’s name in connection with promotion of its business, products and services and to allow others to do so and.  To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible.  Consultant will confirm any such ratifications and consents from time to time as requested by Company.  If any other person provides any Services or provides services similar to any of those referred to above in this paragraph in connection with the Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

E.           If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.           Warranty.  Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4.           Termination.  If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 15 days’ notice unless the breach is cured within the notice period.  Company also may terminate this Agreement at any time, with or without cause, upon 15 days’ notice, but, if (and only if) without cause, Company shall upon termination pay Consultant all unpaid amounts due for Services completed prior to notice of termination.  Sections 2 (subject to the limitations on Section 2.c stated therein) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.  Company may communicate such obligations to any other (or potential) client or employer of Consultant.

5.           Relationship of the Parties; Independent Contractor; No Employee Benefits.  Notwithstanding any provision hereof, Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to any to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Consultant.   If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

6.           Assignment.  This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company.  Any attempt to do so shall be void.  Company may assign its rights and obligations under this agreement in whole or part.

7.           Notice.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8.           Miscellaneous.  Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore,  Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.  Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

9.           Arbitration.  Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however that each party will have a right to seek injunctive or other equitable relief in a court of law.  The prevailing party will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award.  The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.  The Consultant hereby consents to the arbitration in the State of California.

Burkland Consulting, Inc	BAETA Corp
(Consultant)

/s/ Jeff Burkland	/s/ Dr Alexander Gak, President

By	By

Printed (Name, Title and Address)	Printed (Name, Title and Address)

EXHIBIT A

SERVICES (IF THE SERVICES ARE FOR A FIXED TERM, STATE IT HERE:  ________________ ; IF NO FIXED TERM IS STATED THE TERM WILL CONTINUE UNTIL THE SERVICES ARE COMPLETED OR THE AGREEMENT IS TERMINATED UNDER SECTION 4, WHICHEVER OCCURS FIRST)  DESCRIBE SERVICES:

CFO Support:  Financial Modeling, Accounting, Financial Statement production, HR advice and support, Fundraising support, Tax return assistance, Management reports, strategic advice.

Business Plan Development:  Assistance with production of documenting the company’s business plan to help with fundraising.

FEES/EXPENSES (APPLICABLE ONLY WHERE CHECKED AND COMPLETED)

For CFO Support Services:
_X__  Hourly fee of $_187.50 plus an immediately vested option to purchase 150 shares of common stock at a exercise price of $0.50 per share.  Any options shall be exercisable for at least five years and include standard terms for long expiration options.

___  Flat fee of $___________ payable 30 days after timely completion of the following milestones prior to termination:

For Business Plan Development:
___  Hourly fee of $_187.50 plus an immediately vested option to purchase 150 shares of common stock at a exercise price of $0.50 per share.  Any options shall be exercisable for at least five years and include standard terms for long expiration options.

_X__  Flat fee of $2,000 per month, beginning March 1, 2009, plus options to purchase 100,000 shares of common stock, as outlined in the separate Stock Option Purchase Agreement.  This work will terminate on September 1, 2009, unless otherwise extended by mutual agreement of both parties or terminated earlier as provided for in this agreement.

For All Services:
_X__  Expense reimbursement (even if this item is checked, and therefore applicable, reimbursement is (1) limited to required, reasonable telephone expenses (while traveling) and long distance coach class (or equivalent) travel (transportation, lodging and meals) authorized in writing by company in advance, and (2) payable only 15 days after itemized invoice and delivery of receipts).

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.